Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
FOR IMMEDIATE RELEASE	Telephone: 908-903-2000
Chubb Reports Third Quarter Net Income per Share of $1.69;
Operating Income per Share Is Up 68% to $1.56;
Combined Ratio Improves to 85.4%

2009 Operating Income per Share Guidance
Is Increased to Range of $5.90 to $6.00
     WARREN, New Jersey, October 22, 2009 — The Chubb Corporation [NYSE: CB] today reported that net income in the third quarter of 2009 was $596 million or $1.69 per share, compared to $264 million or $0.73 per share in the third quarter of 2008.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, increased 63% to $552 million from $338 million in the third quarter of 2008. Operating income per share increased 68% to $1.56 from $0.93.
     Total net written premiums for the third quarter declined 7% to $2.7 billion from $2.9 billion; they declined 5% excluding the effect of foreign currency translation. Premiums were down 7% in the U.S. and down 7% outside the U.S. (up 1% in local currencies).
     The third quarter combined loss and expense ratio was 85.4% in 2009, compared to 98.1% in 2008. Catastrophe losses in the third quarter of 2009 accounted for 0.8 percentage points of the combined ratio, compared to 13.6 points in the third quarter of 2008 which included Hurricane Ike. Excluding catastrophe losses, the third quarter combined ratio was 84.6% in 2009 and 84.5% in 2008. The expense ratio for the third quarter was 31.2% in 2009 and 30.2% in 2008.
     Property and casualty investment income after taxes for the third quarter declined 3% to $317 million in 2009 from $327 million in 2008.
     During the third quarter, Chubb repurchased 8,666,502 shares of its common stock at a total cost of $412 million. As of September 30, 2009, there were 7,002,869 shares of common stock remaining under the current repurchase authorization.

     “Following a very strong second quarter, Chubb delivered even better financial results in the third quarter,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “While the difficult economic environment continued to adversely affect premium growth, we remained focused on bottom-line earnings and increasing shareholder value through disciplined underwriting, our conservative investment strategy and active capital management. Successful execution has enabled us to deliver consistent profits, excellent returns on equity and robust growth in book value. Results for the third quarter also benefited from a benign hurricane season,” he said.
     “We were pleased by continued renewal rate increases for commercial and specialty insurance in the third quarter in what is a very competitive marketplace,” said Mr. Finnegan. “Finally, our strong capital position allowed us to repurchase 8.7 million shares in the third quarter, and we expect to complete the repurchase of all remaining 7 million shares under our current authorization by the end of 2009,” he said.
     “In light of these results, we are increasing our 2009 full-year operating income per share guidance to a range of $5.90 to $6.00 from the $5.20 to $5.50 range we provided in July. This revised guidance is based on operating income per share of $4.49 in the first nine months and our forecasted range of $1.41 to $1.51 for the fourth quarter,” said Mr. Finnegan.
     The revised guidance for 2009 operating income per share assumes 2 percentage points of catastrophe losses in the fourth quarter, bringing the catastrophe loss assumption for the year to 1.3 points, compared to the assumption of 3 points in the July guidance.
     Guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe harbor statement below.
Nine-Month Results
     For the first nine months of 2009, net income was $1.5 billion or $4.18 per share, compared with $1.4 billion or $3.78 per share for the first nine months of 2008.
     Operating income for the first nine months increased 8% to $1.6 billion in 2009 from $1.5 billion in 2008. Operating income per share for the first nine months increased 13% to $4.49 from $3.99.
     Total net written premiums for the first nine months declined 7% to $8.3 billion from $8.9 billion; they were down 4% excluding the effect of foreign currency translation. Premiums declined 5% in the U.S. and declined 11% outside the U.S. (increased 3% in local currencies).

     The combined loss and expense ratio for the first nine months was 86.5% in 2009, compared to 90.2% in 2008. Catastrophe losses in the first nine months accounted for 1.1 percentage points of the combined ratio in 2009, compared to 6.9 points in 2008. Excluding catastrophe losses, the combined ratio for the first nine months was 85.4% in 2009 and 83.3% in 2008. The expense ratio for the first nine months was 30.7% in 2009 and 30.2% in 2008.
     Property and casualty investment income after taxes for the first nine months declined 5% to $935 million in 2009 from $981 million in 2008.
     During the first nine months of 2009, Chubb repurchased 12,781,031 shares of its common stock at a total cost of $576 million.
Third Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums declined 5% in the third quarter of 2009 to $946 million. CPI’s combined ratio for the quarter was 81.6%, compared to 100.7% in the third quarter of 2008. The impact of catastrophes for the third quarter of 2009 improved the combined ratio by 1 percentage point, largely due to subrogation recoveries. In the third quarter of 2008, catastrophe losses were 16.3 percentage points.
     Net written premiums for Homeowners declined 4%, and the combined ratio was 77.3%. Personal Automobile net written premiums declined 3%, and the combined ratio was 87.2%. Other Personal lines premiums were down 10%, and the combined ratio was 90.9%.
     Chubb Commercial Insurance (CCI) net written premiums declined 8% in the third quarter to $1.1 billion. CCI’s combined ratio for the quarter was 90.5% in 2009 and 106.0% in 2008. Catastrophe losses accounted for 2.6 percentage points of the combined ratio in the third quarter of 2009 and 19.9 points in the third quarter of 2008.
     Average third quarter renewal rates in the U.S. were up 3% for CCI, which retained 82% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 0.8 to 1.
     Chubb Specialty Insurance (CSI) net written premiums declined 6% in the third quarter to $669 million. CSI’s combined ratio for the quarter was 83.6%, compared to 82.3% in the third quarter of 2008.

     Professional Liability (PL) net written premiums declined 5%, and the business had a combined ratio of 90.0%. Average third quarter renewal rates in the U.S. were up 3% for PL, which retained 84% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 0.9 to 1.
     Surety net written premiums declined 12%, and the combined ratio was 32.5%.
Webcast Conference Call to be Held Today at 5 P.M.
     Chubb’s senior management will discuss the company’s third quarter performance with investors and analysts today, October 22nd at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.
About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provides property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
     Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.
     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms
Operating Income: Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss): Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax: Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost: Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio: The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.
Net Written Premiums Growth (Decrease) Excluding the Impact of Currency Fluctuation: Management uses net written premiums growth (decrease) excluding the impact of currency fluctuation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted.

FORWARD-LOOKING INFORMATION
     Certain statements in this document are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2009 operating income per share guidance and related assumptions as well as Chubb’s share repurchase program. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:
-	our expectations relating to reinsurance recoverables;

-	the willingness of parties, including us, to settle disputes;

-	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

-	development of new theories of liability;

-	our estimates relating to ultimate asbestos liabilities;

-	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses; and

-	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, companies relating to possible accounting irregularities, practices in the financial services industry, investment losses or other corporate governance issues, including:
-	claims and litigation arising out of stock option “backdating,” “spring loading” and other equity grant practices by public companies;

-	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

-	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

-	claims and litigation arising out of practices in the financial services industry;

-	claims and litigation relating to uncertainty in the credit and broader financial markets; and

-	legislative or regulatory proposals or changes;
•	the effects of changes in market practices in the U.S. property and casualty insurance industry, in particular contingent commissions and loss mitigation and finite reinsurance arrangements, arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;

•	the impact of legislative and regulatory developments on our business, including those relating to terrorism, catastrophes and the financial markets;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general economic and market conditions including:
-	changes in interest rates, market credit spreads and the performance of the financial markets;

-	currency fluctuations;

-	the effects of inflation;

-	changes in domestic and foreign laws, regulations and taxes;

-	changes in competition and pricing environments;

-	regional or general changes in asset valuations;

-	the inability to reinsure certain risks economically; and

-	changes in the litigation environment;
•	our ability to implement management’s strategic plans and initiatives.
Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended September 30
	Third Quarter		Nine Months
	2009	2008	2009	2008
	(in millions)

PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,705	$2,900	$8,294	$8,883
Decrease in Unearned Premiums	131	64	196	43

Premiums Earned	2,836	2,964	8,490	8,926

Losses and Loss Expenses	1,534	2,006	4,721	5,339
Operating Costs and Expenses	841	871	2,541	2,669
Decrease (Increase) in Deferred Policy Acquisition Costs	31	7	11	(29)
Dividends to Policyholders	7	11	22	29

Underwriting Income	423	69	1,195	918

Investments
Investment Income Before Expenses	400	418	1,180	1,254
Investment Expenses	10	7	24	23

Investment Income	390	411	1,156	1,231

Other Income (Charges)	(12)	4	(7)	7

Property and Casualty Income	801	484	2,344	2,156

CORPORATE AND OTHER	(61)	(53)	(182)	(159)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	740	431	2,162	1,997

Federal and Foreign Income Tax	188	93	563	521

CONSOLIDATED OPERATING INCOME	552	338	1,599	1,476

REALIZED INVESTMENT GAINS (LOSSES) AFTER INCOME TAX	44	(74)	(111)	(79)

CONSOLIDATED NET INCOME	$596	$264	$1,488	$1,397

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$317	$327	$935	$981

	Periods Ended September 30
	Third Quarter		Nine Months
	2009	2008	2009	2008

OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	353.5	362.3	356.4	369.2
Actual Common Shares at End of Period	341.6	355.7	341.6	355.7

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.56	$.93	$4.49	$3.99
Realized Investment Gains (Losses)	.13	(.20)	(.31)	(.21)

Net Income	$1.69	$.73	$4.18	$3.78

Effect of Catastrophes	$(.04)	$(.72)	$(.17)	$(1.09)

	Sept. 30	Dec. 31	Sept. 30
	2009	2008	2008

BOOK VALUE PER COMMON SHARE	$45.43	$38.13	$38.25

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	42.31	38.38	39.14
PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2009	2008	2009	2008

Losses and Loss Expenses to Premiums Earned	54.2%	67.9%	55.8%	60.0%
Underwriting Expenses to Premiums Written	31.2	30.2	30.7	30.2

Combined Loss and Expense Ratio	85.4%	98.1%	86.5%	90.2%

Effect of Catastrophes on Combined Loss and Expense Ratio	.8%	13.6%	1.1%	6.9%
PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2009	2008	2009	2008
	(in millions)

Paid Losses and Loss Expenses	$1,399	$1,633	$4,415	$4,546
Increase in Unpaid Losses and Loss Expenses	135	373	306	793

Total Losses and Loss Expenses	$1,534	$2,006	$4,721	$5,339

PROPERTY AND CASUALTY PRODUCT MIX

				Combined Loss and
	Net Premiums Written			Expense Ratios
	2009	2008	% Decrease	2009	2008
	(in millions)

NINE MONTHS ENDED SEPTEMBER 30

Personal Insurance
Automobile	$428	$457	(6)%	89.1%	88.5%
Homeowners	1,771	1,859	(5)	81.9	85.8
Other	551	571	(4)	92.8	100.5

Total Personal	2,750	2,887	(5)	85.2	89.1

Commercial Insurance
Multiple Peril	835	915	(9)	85.5	87.0
Casualty	1,161	1,281	(9)	96.4	94.6
Workers’ Compensation	610	666	(8)	91.5	80.5
Property and Marine	953	957	—	85.0	116.0

Total Commercial	3,559	3,819	(7)	89.9	95.6

Specialty Insurance
Professional Liability	1,725	1,847	(7)	90.4	84.0
Surety	243	276	(12)	36.5	76.1

Total Specialty	1,968	2,123	(7)	84.2	83.2

Total Insurance	8,277	8,829	(6)	87.0	90.5

Reinsurance Assumed	17	54	(69)	*	*

Total	$8,294	$8,883	(7)	86.5	90.2

QUARTERS ENDED SEPTEMBER 30

Personal Insurance
Automobile	$150	$154	(3)%	87.2%	85.7%
Homeowners	620	646	(4)	77.3	102.9
Other	176	195	(10)	90.9	105.8

Total Personal	946	995	(5)	81.6	100.7

Commercial Insurance
Multiple Peril	274	308	(11)	91.0	103.6
Casualty	346	385	(10)	93.9	99.8
Workers’ Compensation	186	205	(9)	95.7	81.3
Property and Marine	280	280	—	83.0	133.3

Total Commercial	1,086	1,178	(8)	90.5	106.0

Specialty Insurance
Professional Liability	588	617	(5)	90.0	84.3
Surety	81	92	(12)	32.5	65.0

Total Specialty	669	709	(6)	83.6	82.3

Total Insurance	2,701	2,882	(6)	85.8	98.4

Reinsurance Assumed	4	18	(78)	*	*

Total	$2,705	$2,900	(7)	85.4	98.1

*	Combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in run-off.